EXHIBIT 5.1

May 2, 2011

Stellar Pharmaceuticals Inc.
544 Egerton Street
London, Ontario, N5W 3Z8

Dear Sirs:

Re:	Stellar Pharmaceuticals Inc. - Registration Statement Pre-Effective Amendment No. 1 on Form S-1 TO Form F-3 (the "Registration Statement")

We are Canadian counsel to Stellar Pharmaceuticals Inc. (the “Corporation”), a corporation amalgamated under the Business Corporations Act (Ontario), in respect of the filing by the Corporation of the Registration Statement under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement covers the resale of an aggregate of 2,525,000 common shares without par value in the Corporation, of which 1,000,000 common shares (the "Unit Shares") were issued on closing, 1,500,000 common shares (the “Warrant Shares”) are issuable by the Corporation on the conversion of 1,500,000 common share purchase warrants of the Corporation and 25,000 common shares  (the "Penalty Shares) were issued for failing to make the Registration Statement effective by a specified deadline, all as described in the Registration Statement.

We have examined originals or copies, certified or identified to our satisfaction, of such public and corporate records, certificates and other documents and have considered such questions of law as we have deemed relevant or necessary as a basis for the opinions hereinafter expressed.  In conducting such examinations, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy of the records maintained by all public offices where we have searched or enquired or have caused searches or enquiries to be conducted, as the case may be, and the authenticity of all corporate records, documents, instruments and certificates submitted to us as originals.  We have further assumed the conformity to original documents of all documents submitted to us as certified, notarial, true, facsimile or photostatic copies, the authenticity of the originals of such copies and the accuracy and completeness of the information contained therein.

Based on the foregoing, we are of the opinion that the Unit Shares, the Warrant Shares and the Penalty Shares, when issued as described in the Registration Statement, including, in the case of the Warrant Shares, payment of the exercise price, will be duly issued by the Corporation as fully paid and non-assessable shares in the capital of the Corporation.

We do not express any opinion as to any laws other than the laws of the Province of Ontario and the laws of Canada applicable therein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to the name of our firm therein. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Yours truly,

"FOGLER, RUBINOFF LLP"